Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement on Form S-3 and related prospectus of API Technologies Corp. for the registration of 6,194,513 shares of its common stock and to the incorporation by reference therein of our report dated October 22, 2010 relating to the financial statements and financial statement exhibits of SenDEC Corporation for each of the two years ended July 31, 2010, which appear in API Technologies Corp.’s Current Report on Form 8-K/A filed with the SEC on April 7, 2011.

/s/ Bonadio & Co., LLP

Bonadio & Co., LLP

Pittsford, New York

June 6, 2012